UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2007

THE HANOVER INSURANCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13754	04-3263626
(State or other jurisdiction	(Commission File Number)	(I.R.S.Employer
of incorporation)		Identification No.)

440 Lincoln Street, Worcester, Massachusetts 01653

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (508) 855-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principle Officers; Election of Directors; Appointment of Principal Officers

Herbert M. Varnum

As previously disclosed, in accordance with The Hanover Insurance Group, Inc. (the “Company”) Director Retirement Policy, Herbert M. Varnum has reached the Board’s mandatory retirement age. He therefore retired as a Director of the Company effective as of the Company’s 2007 Annual Meeting of Stockholders (May 15, 2007), which was the expiration of the full three-year term to which he was elected.

Edward J. Parry

On February 21, 2007, the Company announced in its Current Report on Form 8-K (the “February 21 Form 8-K”) that Edward J. Parry, III, Executive Vice President, Chief Financial Officer and Director of the Company, had elected to resign as (i) a Director of the Company, effective at the expiration of his current term (May 15, 2007), and (ii) Executive Vice President and Chief Financial Officer of the Company and from all other director, trustee and officer positions he holds with any of the Company's affiliates or subsidiaries (collectively, the “Executive Positions”), effective on June 15, 2007. Mr. Parry has agreed to postpone the effective date of his resignation from his Executive Positions until September 1, 2007.

Mr. Parry resigned as a Director of the Company on May 15, 2007.

While the terms of Mr. Parry’s retention/separation arrangement have not yet been finalized, because Mr. Parry’s resignation date has been postponed, it is expected that the material terms of such arrangement will differ from those which were previously disclosed in the February 21 Form 8-K and in the Company’s 2007 Proxy Statement. The expected material terms of his arrangement are as follows:

•

Mr. Parry will receive a continuation of salary for thirty (30) weeks at his current rate (which may be paid in a lump sum) and will be eligible for certain health, welfare and other benefits during this period;

•	Mr. Parry will receive a pro-rated portion of his target 2007 Short–Term Incentive Compensation Plan Award through September 1, 2007;

•	Mr. Parry will receive a $150,000 supplemental “stay” bonus;

•

Subject to certain limitations, Mr. Parry’s existing stock awards will remain exercisable up to as late as December 31, 2007. Any stock awards that are not vested or have not otherwise been exercised by December 31, 2007, will be forfeited by Mr. Parry; and

•	Mr. Parry will be eligible for executive outplacement services.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Hanover Insurance Group, Inc.

(Registrant)

Date: May 15, 2007	By:	/s/ J. Kendall Huber
J. Kendall Huber
Senior Vice President, General
Counsel and Asst. Secretary

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